EXHIBIT 4.6

OPTION AGREEMENT

BETWEEN:	NAME of Address City, State ZIP (hereinafter called "Last Name" PARTY OF THE FIRST PART

AND:

McKENZIE BAY INTERNATIONAL LTD, a company duly
incorporated to the law, having its registered office at 975 Spaulding
Ave., Grand Rapids, MI 49546
(hereinafter called "McKENZIE BAY"
PARTY OF THE SECOND PART

          WHEREAS McKenzie Bay is a publicly traded company on the USA OTC under the symbol "MKBY" and is involved in the development of a property located in the Chibougamau area of Northern Quebec Province, Canada (the "Lac Dore Vanadium Deposit"); and

          WHEREAS LAST NAME is a business associate, and

          WHEREAS McKenzie Bay wishes to retain the services of LAST NAME in connection with various business activities; and

          WHEREAS McKenzie Bay wishes to grant to LAST NAME the option (the "Option") to purchase common shares (the "Shares") in the share capital of McKenzie Bay as partial remuneration for the services to be provided by LAST NAME

          NOW THEREFORE, this Agreement witnesses that, in consideration of the sum of $1.00 paid by LAST NAME to McKenzie Bay (the receipt of which is hereby acknowledged), the parties hereby covenant and agree as follows:

1.	McKenzie Bay hereby grants LAST NAME (Amount) (0,000) options to purchase an aggregate of 0,000 common shares.

2.	The Options shall be exercisable as follows:

	a.	All Options may be exercised at US$( ).00 at any time to a period not later than two-years from the date of this Agreement.

	b.	Each Option entitles LAST NAME to acquire one McKenzie Bay common share

3.

The Options shall be exercisable by LAST NAME giving notice in writing to McKenzie Bay at its registered office, addressed to its President, which notice shall specify the number of Shares in respect of which the Options are being exercised and shall be accompanied by full payment, by cash or certified check, of the purchase price for the number of shares specified. Upon the exercise of the Option, McKenzie Bay shall cause the transfer agent and registrar of McKenzie Bay to deliver to LAST NAME a certificate in the name of LAST NAME representing the aggregate number of Shares that LAST NAME shall have then paid for. Common Shares issued pursuant to this Agreement shall be restricted for one year as per Section 144.

4.	The parties shall do such further acts and execute such further documents and assurances as are reasonably necessary in order to effectively carry out the intent of this Agreement.

5.	This Agreement shall not be assignable.

6.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

EXECUTED this _th day MONTH, 200_.

McKenzie Bay International Ltd.	LAST NAME

Gary Westerholm President	Last Name